EXHIBIT 99.1

        Transcript of Stewart & Stevenson's Conference
Call held March 29, 2004

Operator

        Good day, ladies and gentlemen, and welcome to your fourth-quarter fiscal year 2003 Stewart and Stevenson Services earnings release. My name is Kelly and I will be your coordinator for today. At this time all participants are in a listen only mode and we will be facilitating a question-and-answer session toward the end of today's conference. (OPERATOR INSTRUCTIONS). I would like to turn the presentation over to your host for today's call, Mr. John Simmons, CFO. Please proceed sir.

John Simmons—Stewart & Stevenson Services—CFO

        Thank you, Kelly, and good morning to everyone. We appreciate you joining our call today to discuss today's release. Before I turn the call over to Max Lukens, let me take care of some necessary housekeeping issues. The press release we issued can be found on the company's web site under the heading, newsroom, and today's call is being simulcast through the Stewart and Stevenson website. An audio archive will be available on the company's web site shortly after today's call. Information discussed in today's call speaks only as of today, March 29, and you are advised that time sensitive information may no longer be accurate as of the time of any future replay.

        Also, Max and I will be discussing certain subjects today that will contain forward-looking information including known events, trends and developments that may have an impact on the company's future operating results. We caution that the actual results could differ materially from those we might be describing in today's discussions. Additional detailed information concerning the number of factors that could cause actual results to differ from today's information is readily available in the press release and in the company's annual report on Form 10-K and quarterly report on Form 10-Q filings under the heading, factors that may affect future results. With that, I will now turn the call over to Max Lukens, President and CEO. Max.

Max Lukens—Stewart & Stevenson Services—President & CEO

        Good morning everyone. This morning we reported a loss for the fourth quarter of $41.7 million or $1.46 per diluted share which is in the range we announced on a preliminary basis on March 2. We also reported a loss of $52.3 million from continuing operations for the full year fiscal 2003 or $1.83 per diluted share. On today's call I will first give you my view of fiscal 2003 as well as update you on our efforts to improve our operations and restore profitability. John Simmons, our CFO, will then walk you through the financial results for the fourth quarter and the full year, and then I will discuss where we are in each of our businesses and where I see our company in the future.

        Fiscal 2003 was a year of great disappointment with our financial performance but it was also a year marked by many strategic actions and events across our organization. These events represent important steps toward improving the overall financial performance of the company. This process is ongoing. We continue to identify and implement necessary plans in each of our business segments to improve overall productivity, to return this company to acceptable levels of profitability and to enhance value for our shareholders. As I will discuss with you in just a few moments, we have undertaken several strategic initiatives in each of our segments to improve performance, and position ourselves for sustainable profitable growth.

        Some of the more significant events in fiscal 2003 included the following. In April 2003 the most notable event for our company for the year and beyond occurred when the U.S. Army awarded our Tactical Vehicle segment, the FMTV Rebuy production contract. This contract covers production of nearly 11,000 FMTV trucks and trailers over a five-year period with an option for 12,000 additional vehicles. Production under the contract is expected to begin in October 2004 after completion of the current FMTV contract. I will have additional comments on the new contract later in this call.

        Also in our TVS segment we continued our bid and proposal efforts for the United Kingdom's Ministry of Defense, we call it the UK MoD, multi-year production contract for over 8,000 trucks valued at well over $1 billion. Our bids were submitted late in our last fiscal year and we applied significant resources to supporting this proposal during the current fiscal 2003 as well. We currently anticipate the announcement of the UK MoD of a preferred bidder in April. However, we cannot predict either whether the announcement will be made at that time or whether we will be named a preferred bidder. We completed our manufacturing operations consolidation project at the Telge Road facility which was approved by management last January.

        This project accomplished the relocation of the Houston fabrication facility for the Distributed Energy Solutions segment along with the railcar mover and snow blower manufacturing operations from the utilities equipment business to the Telge Road facility. Affective July 2003, we produced (ph) the benefits earned under our defined benefit pension plan, our defined benefit supplemental executive retirement plan and our post-retirement medical plan. This was done in order to reduce operating costs and improve our competitive position and excluding $2.4 million of onetime curtailment costs, these actions reduced our pension and post-retirement expense by approximately $6.2 million in fiscal 2003, as well as creating a beneficial effect in future periods.

        In September I took on the role of interim CEO and began an immediate strategic review of all of our primary businesses. As a part of this review we refocused our primary operating metrics and management incentive measurements to emphasize the need to improve return on invested capital. Using the company's total weighted average cost of capital as the threshold for acceptable returns, we began a review of each business' performance and potential for achieving these threshold results in an acceptable timeframe.

        As a result of this review during the second half of last year we announced the exit of the turnkey engineering procurement and construction activities within the Distributed Energy Solutions segment. We also took several actions in the power product segment aimed at improving the profitability and return on invested capital. These actions included reorganizing 14 customer service regions to four domestic regions, exiting the Thermo King product offering, closing four underperforming branch locations, eliminating approximately 200 positions, principally administrative in nature representing 18 percent of the indirect workforce, implementing programs to liquidate slow-moving inventory in order to reduce capital investment in the business, and transferring the hybrid bus refurbishment operation to the Engineered Products segment in Houston.

        In addition, subsequent to year end, we also disposed of our wheelchair lift manufacturing business and exited the Mercruiser product offerings both of which were included in the Power Product segment. Primarily as a result of these strategic initiatives, the company incurred several pretax charges totaling approximately $52 million during the fourth quarter which affected the results for both the quarter and the year end. Moving to our fourth quarter operational highlights, in January 2004, we entered into new contracts with Detroit Diesel and DaimlerChrysler for the distribution and servicing of their diesel engine products. I will comment further on this topic later in the call.

        In December, we announced the agreement with DaimlerChrysler that gives TVS the exclusive right to market the Mercedes-Benz military G-Wagen series of vehicles to U.S. government agencies. This offering complements the existing FMTV product line. Lastly, during the fourth quarter, recognizing the weakness of the current market environment and the need to reduce invested working capital in this business, we initiated a plan to expedite the liquidation of certain inventory in the airline product segment.

        To summarize, fiscal 2003 was a time when we went back to basics and redefined our strategic objectives. We believe we have made and are continuing to make substantial progress toward our goals and we are confident that we will be able to deliver on our commitments. Our goal is to drive out more cost while maintaining the quality and reliability our customers demand and have come to expect from us. We are encouraged that our sales are relatively stable, our customers continue to be loyal and supportive, and our employees are committed to providing superior service.

        We remain steadfast in our commitment to improve operations and restore this company to profitability. Before I turn call over to John for his discussion of our financial results, I would like to point out that significant management changes here at Stewart and Stevenson occurred during this past year and up to this date. Don Kyle joined us as President of Power Products. His sales, marketing and operational experience will be a valuable asset to this business. And we are delighted that Mark Whitman became President of the Engineered Products division with responsibility for petroleum equipment and utility equipment, and that Pete DeFronzo was named President of Distributed Energy Solutions.

        Finally, Howard Wolf was appointed Nonexecutive Chairman of our Board of Directors and will bring his depth of experience to the position. In addition, we have had changes also at our corporate office where we have consolidated our office space onto two floors, reduced headcount to approximately 50 corporate personnel and reduced expenses where possible including the review of all our benefit programs, insurance programs and expenditures for professional fees.

        There were also changes at the senior management level when the Vice President of Marketing and the Treasurer retired from the company. What that, I would now like to turn the call over to John who will discuss our financial results. I will then make some additional comments before we open up the call for your questions.

John Simmons—Stewart & Stevenson Services—CFO

        Thank you Max. I will comment briefly, first on the results for the full fiscal year and then direct most of my comments to the fourth quarter. As Max has mentioned, fiscal 2003 was a year of much change for the company. In spite of the changes and weakness in some of the markets we serve, sales were flat in fiscal 2003 at 1.2 billion. Sales increases in the Engineered Products and Airline Product segments were offset by sales declines in the Power Products and Distributed Energy Solutions segments during the year.

        Gross profit decreased 73.4 million from the prior year to 87.1 million in fiscal 2003. The decline in gross profit margin is primarily attributable to the distributed energy solutions and Power Products segments. Charges related to asset impairments of $9 million were called out separately on the income statement and relate to goodwill and facility impairments in the Power Products, Engineered Products and Distributed Energy Solutions segments. Selling and administrative expenses increased by 21 million to 158 million in fiscal 2003 and include the impact of the many management actions taken during the year. Net interest expense decreased to 1.7 million in fiscal 2003 primarily due to the payment of $30 million on long-term borrowings in May 2003.

        The effective tax rate was 37 percent for fiscal 2003 and we expect that tax rate to remain relatively constant in the near-term. Discontinued operations generated an after-tax loss of one million in fiscal 2003, primarily representing costs associated with our discontinued blowout preventer and controls, valve and drilling riser business which was sold during fiscal 2002. Net loss from continuing operations recognized in fiscal 2003 was 52.3 million or $1.83 per diluted share. Including discontinued operations and the cumulative effect of change in accounting, the net loss in fiscal 2003 was 53.2 million or $1.86 per diluted share.

        I will now move to the quarter, where as our release detailed we reported a net loss from continuing operations of 41.7 million or $1.46 per diluted share on sales of 282.9 million for the quarter. Included in these results were 52 million of pretax charges which equates to $1.14 after-tax per diluted share. Forty-six million of the 52 million of pretax charges were non-cash for the fourth quarter. On the consolidated income statement, 32 million of the 52 million are recorded as cost of sales, 9 million are called out separately as impairment of assets, and the remaining 11 million are reflected in selling and administrative expense on the income statement.

        On a segment basis, 52 million can be broken down as 22 million in Power Products, 22 million in distributed energy services, 6 million in Engineered Products, and the remaining 2 million in the airline product segment. With regard to specific segment results, the Tactical Vehicle Systems segment recorded sales of 116 million for the fourth quarter of fiscal 2003 and the same amount in the fourth quarter of fiscal 2002. This segment delivered 621 trucks and 120 trailers in the current quarter compared to 618 trucks and 137 trailers in the prior year. Operating profit for this segment in fiscal 2003 was 16 million or 14 percent as compared to 20.4 million or 18 percent in the prior year.

        The lower operating profit on similar volume is due to lower average margins based on pricing of the trucks delivered in the current quarter as compared to the prior year quarter, as well as provision made for warranty during the current year's fourth quarter. Margins on the remaining volume of deliveries under the current contract are expected to remain in the mid-teen range and Max will have some additional comments on this segment in a few minutes. In the power product segment, sales in the fourth quarter were 127 million compared to 130 million recorded in the fourth quarter of fiscal 2002. Operating loss for this segment in the fourth quarter was 36 million compared to 9 million loss in the prior year.

        This decline is due to a combination of factors including actions taken during the fourth quarter which in a large part drove the 22 million of charges we have called out in today's release. Included in the 22 million of charges, is 7.2 million related to the disposal and impairment of inventory related to the implementation of programs to liquidate slow-moving inventory, 3.5 million in expenses related to accounts receivable, 3.2 million of legal and other expenses, and 1.9 million in expenses related to warranting. We also initiated a significant cost reduction program which included the reduction of more than 200 employees, the closure of four underperforming branch locations in Texas and Louisiana, as well as the exit of the Thermo King product offering in Texas and Louisiana.

        In addition, as Max mentioned, subsequent to year end we exited our wheelchair lift manufacturing business and Mercruiser product offerings. As a result of these exit and restructuring activities we incurred 1.5 million of employee termination costs and 4.5 million of impairment of goodwill during the quarter. The impact of all the items I have just commented on total between 22 million in expense that are included in the fourth quarter total loss of 36 million for this segment. Additionally, we exited approximately $60 million plus of low or no margin revenue associated with these actions.

        This revenue stream also required significant capital and other resources to be deployed. The remaining $14 million of the $36 million loss is attributable to certain low margin sales and the generally lower level of profitability from this segment that gave rise to the numerous actions we are taking to restore profitability. At the Engineered Products division we have changed the way we report our results to include two primary product lines, petroleum equipment and utilities equipment. Previously included in this division was the distributed energy solutions segment which will now be broken out separately.

        The Engineered Products segment recorded sales of 18 million in the fourth quarter compared to 28 million in the prior year. This segment posted an operating loss of 10 million in the fourth quarter compared to a $1 million operating profit in the prior year. Included in the fourth quarter loss were charges of 6 million comprised of asset impairment charges of 2.5 million, inventory write-downs of 2.5 million and other items amounting to one million. The additional loss in the quarter of approximately 4 million were the result of a combination of factors including the lower volume of sales and lower margins achieved of those sales during the quarter.

        Backlog in this segment decreased from 65.3 million as of last year end to 20.1 million as of the year fiscal 2003 as a significant volume of international orders were completed during the year and especially in the fourth quarter. The distributed energy solutions segment which to reiterate again, is now being reported separately, packages large horsepower reciprocating diesel and natural gas engine generator sets. Sales in this segment were 5 million in the fourth quarter of fiscal 2003, compared to 9 million recorded in prior year.

        This segment posted an operating loss of 29 million for the quarter compared to a $5 million operating loss in the prior year. Primarily as a result of the company's decision during the third quarter to exit the turnkey engineering procurement and construction activities of this business, the company incurred charges of approximately 22 million during the fourth quarter. These charges are attributable to estimated cost overruns associated with the fixed-price turnkey contracts that are continuing and other customer issues of $12 million, the write-down of the carrying value of existing engine inventory to realize more values and other inventory adjustments of 8 million and asset impairment charges of 2 million.

        The impact of all of these items totals to 22 million in expense that are included in the fourth quarter total loss of 29 million. The additional loss in the quarter of 7 million resulted primarily from the lower volume of sales. The exit of the EPC activities is expected to be largely completed by the end of fiscal 2004, however, we will retain certain obligations under operations and maintenance contracts related to previously completed EPC contracts which extend varying lengths of time. Max will also have some additional comments in this regard. The Airline Products segment recorded sales of 17 million in the fourth quarter of fiscal 2003 compared to 11 million of sales recorded in the prior year. This improvement in sales is attributable to somewhat improving conditions with the domestic airlines including regional airlines as well as sales in the DAVCO product line which was acquired in December 2002.

        The Airline Products segment recorded an operating loss of $4 million compared to the $12 million loss in the prior year. The improvement from the prior year is attributable to the 7.8 million impairment to the net carrying value of property, plant and equipment and other long-term assets which was recorded in the fourth quarter of last year. Included in the fourth quarter loss of the current year were charges of approximately 2 million related to inventory adjustments resulting from fiscal inventory counts and other valuation assessments.

        Corporate expenses consist of costs incurred by the corporate headquarters group which are not directly attributed to the activities of the business units. Corporate expenses were $3 million for the fourth quarter of fiscal 2003, slightly lower than the prior year and in fiscal 2004 they should continue at or below this level of expense. Net cash from continuing operation activities total 19.7 million for the fourth quarter of fiscal 2003 of which 9.5 million was used for capital expenditures and 2.5 million was used for financing activities primarily consisting of payment of the regularly scheduled dividend.

        At year end we had total cash and short-term investments of 61.7 million and total debt of 28.4 million. Since we believe we have sufficient liquidity and adequate resources to meet our short-term needs, we allowed our unused revolving credit facility to expire on January 31. Total cash and short-term investments increased since year end to between 90 and 100 million on collections of receivables in the well service business and proceeds from the sale of certain business offerings. Given our current level of resource we do not believe it is necessary to establish a new revolving credit facility at this time, however, we do intend to do so during 2004 in order to provide additional financial flexibility.

        It is important to note however, that we expect cash to be required in fiscal 2004 for among other identified needs, the commencement of production under the company's new five-year contract with the U.S. Army in the TVS segment and additional expected orders in the Engineered Products segment. We believe these activities could consume between 40 and 50 million of cash during the second half of fiscal 2004. And now back to you, Max.

Max Lukens—Stewart & Stevenson Services—President & CEO

        Thanks John. I mentioned to you in my introductory comments that the transition to production under the new FMTV contract is scheduled to occur in the fourth quarter of fiscal 2004, as we complete production under the current contract. Because of the new contract we anticipate lower margins in the future in our TVS segment than we have had in the past. Let me provide greater detail on that topic. First, as many of you know, we measure the performance of this segment in its entirety and not on a contract by contract basis.

        Secondly, we have enjoyed margins over the last several years in the TVS segment that, based upon our analysis, are roughly twice the margins that the defense industry typically enjoyed. Those margin levels were driven in large part by the terms of the expiring FMTV contract, improved productivity and efficiencies achieved during the course of the contract and our performance under that contract. In all likelihood those margin levels are not sustainable in the TVS segment in the coming periods.

        Actual future margins of this segment in total will depend on a number of factors. These factors include our ability to broaden the base of business and achieve efficiencies and other material and labor cost control measures as well as the actual quantities and variations of vehicles purchased by the U.S. Army under the new contract, the potential for additional contracts, (indiscernible) proposal activities and other factors. The operating margins we achieve in this segment may also be affected by additional sales, if any, to other governments and the level of engineering and services provided. Thirdly and importantly, at least until certain competitive opportunities are resolved, which include the UK MoD proposal and others, we will not comment on the specific future margins expectations in the TVS segment.

        Let me call attention to the exhibit in today's press release that shows what we expect will be a significant decline in deliveries in the fourth quarter of fiscal 2004 as the new contract with the U.S. Army transitions in and the previous contract comes to a conclusion. This lower volume is based on today's expected delivery schedules and is subject to change as the year progresses, however, absent increases in scheduled deliveries or other sales opportunities, we anticipate experiencing a significantly lower level of sales in this segment which in turn will affect operating profit in the upcoming fourth quarter.

        This will require us to use between $20 to $30 million of cash during the second half of 2004 thereby reducing cash on our balance sheet. We anticipate this will continue into the first half of fiscal 2005 until deliveries under the new contract reached the fall anticipated level of production. Actual total base level volumes are likely to be less under the new contract than under the previous contract, and importantly we believe that building upon this contract with the U.S. Army and leveraging the success of our industry leading FMTV vehicles, will enable us to pursue opportunities in other markets with similar products.

        In our Power Products segment, I mentioned earlier that we entered into new distribution agreements for our Detroit Diesel product offering. We executed two separate sets of contracts. One set is with DaimlerChrysler Off Highway Holding, and covers off-highway products and services that focus on the Marine oil and gas and power generation portions of our business. The off-highway agreements are for one year and are substantially the same commercial terms as the previous agreement.

        The second set of agreements is with Detroit Diesel and covers the on-highway products and services. These are seven year agreements and under these new agreements Detroit Diesel will allow Freightliner, Sterling and Western Star dealers, to purchase on-highway, Detroit Diesel parts directly from the Freightliner parts distribution centers rather than purchasing them from us as was previously required. This may result in lower sales by us to these dealers, although we believe we may still receive business from some Freightliner dealers because of our substantial service capabilities and availability of stock parts. We will not know the impact of the change until we have actually operated under the new agreement for some period of time.

        Our sales of on-highway Detroit diesel parts to Freightliner dealers in the past have contributed approximately 3 percent of our total 2003 sales in this segment. In addition, because these same dealers will be allowed to purchase their parts directly from the manufacturer at the same pricing levels as we do and sell those parts to the same on highway customers as we do, we believe our margins on the sales of Detroit diesel on highway parts to other customers could also face downward pressure in the coming months. Our previous arrangement also provided us with direct compensation from Detroit diesel for dealer support. This will be phased out under the new agreement. As I discussed earlier on today's call, we have implemented many changes in this segment in order to improve our operations and restore profitability.

        As a result of these efforts, we expect a positive impact on the operating profit and cash flow during fiscal 2004. While some of these actions would result in reduced revenue, this reduction is expected to be partially offset by our efforts to readdress the markets we serve and more effectively sell and support our products and services. We continue to reevaluate the progress in achieving our objectives and we will continue to take actions required to restore adequate return. At our Engineered Products division which consists of our petroleum equipment and utilities equipment businesses, we completed a significant volume with international orders during fiscal 2003. Sales levels in fiscal 2004 are expected to be relatively flat as lower petroleum equipment sales are expected to be offset by higher utilities equipment sales, specifically resulting from the continued production of the off-road seismic vehicle.

        We continue our strategic assessment of these businesses to determine their potential to generate acceptable returns. As you know, we have exited the turnkey engineering procurement and construction activities of Distributed Energy Solutions. As John described we incurred significant expenses totaling approximately $44 million during the third and fourth quarters which were related primarily to our decision to exit this business activity. Many of these charges are attributable to recognition of cost overruns on fixed price turnkey contracts that we must continue to deal with even after exiting the business.

        Going forward there are certain risks relating to the exit of these activities that could affect our fiscal 2004 operating results. These risks primarily relate to performance obligations on installed equipment and obligations to operate and maintain installed equipment under fixed-price service contracts. While we do not believe at this time we have additional significant exposure to future charges or losses related specifically to the exit of the turnkey activities, we will continue to manage the situation carefully to avoid further charges and losses. This segment in total will likely have further losses in fiscal 2004 as a result of maintaining enough infrastructure to support our customer requirements in the activities we are winding down while pursuing appropriate new customer contracts with the remaining business activities within this segment. We are evaluating the best structure within the company in which to address the remaining markets we serve.

        In the Airline Products segment we expect the recovery of the commercial airline industry to continue to generate increased sales volume compared to fiscal 2003. The recent announcement of two contract awards from the U.S. Navy with the potential value in excess of $70 million is an obvious positive development for the future. We do not however expect a significant impact from this award in the current fiscal year results. Operating margins will be improved due to the expected nonrecurring nature of the inventory liquidation charges we reported in fiscal 2003, as well as other operating expense improvements. However, we do not expect this segment's financial results to improve significantly and until and unless the order rate improves significantly during the year.

        In conclusion, I would like to reiterate once again we are committed to taking the actions necessary to restore acceptable returns to each business or failing that to consider exiting that business at the appropriate time. We have a lot of hard work still in front of us, but we believe we have demonstrated our resolve to complete the efforts required to improve operations and restore acceptable returns.

        After all we did in fiscal 2003, our shareholders have the right to ask whether we are there yet. The answer is not yet, but we will now say to you that you can expect to start seeing our operational progress in the first or second quarter of 2004. We will continue with our current practice of not providing specific financial guidance on future financial performance but will address known trends and uncertainties and explain our actions and their impact as we report each quarter going forward. Thank you and we will now be happy to answer questions in the time remaining for this call.

QUESTION AND ANSWER

Operator

        (OPERATOR INSTRUCTIONS). George Gasper of Robert W. Baird.

George Gaspar—Robert W. Baird—Analyst

        Good morning to everyone. First question, Max, is the balance sheet indication that there's a 13—or 16.3 million estimated loss of uncompleted contracts. Can you explain—is that now reserved and is that basically distributed energy or can you break it down?

Max Lukens—Stewart & Stevenson Services—President & CEO

        I'm going to hand you over to John for this.

John Simmons—Stewart & Stevenson Services—CFO

        That is correct. That line item relates almost entirely, if not entirely, to the losses on those continued fixed-price contracts and other provisions we made, big gap (ph) which suggest they were significant enough to call out as a separate item on the balance sheet.

George Gaspar—Robert W. Baird—Analyst

        Just a follow-up on the airline. The outlook there, we have had some guidance in the recent past that said that the company was close to break even. The revenue stream appears to be rising but they are still not at break even. Where is break even at this point?

Max Lukens—Stewart & Stevenson Services—President & CEO

        We are nearing break even. Our plan is based on the known expected orders, haven't brought us above the line. But we are working very hard to get it there, but we're very closely approaching it.

George Gaspar—Robert W. Baird—Analyst

        Thank you.

Operator

        Bill Dezellum from Davidson Investment Advisors.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Would you walk us through again the cash requirements in the second half of the year, the 40 to 50 million, and why that cash will be required. Maybe I guess I'll start by trying to answer it myself which is that the volumes, sales and operating income and therefore cash flow, will decline significantly with TVS and as a result there will simply be a cash burn. Or is there some sort of working capital requirement that's coming with that? Could you walk us through that a little bit more please?

John Simmons—Stewart & Stevenson Services—CFO

        It comes in two buckets roughly of about the same proportion and both have to do not so much directly with cash generated from sales or operating margins but with the execution of commercial terms around various books of business. In the TVS contract, both the existing contract and the new one provide for performance-based payments that begin well in advance of the actual delivery of the truck. We actually are requesting and receiving payments of varying degrees as we are ordering our supplies to actually build the trucks.

        If you look at our balance sheet there is actually a billings in excess of cost amount that we break out that shows some $60 million as of the end of the year. This is in essence cash we have received on the contract in advance of deliveries. As we move to the new contract, and as we start out with lower volumes and as we have indicated, there is some pricing changes as the truck is delivered on the new basis, there will simply be a transition period where those performance-based payments ramp down to the new level, and that's where we incur the $20 or $30 million. Then it should level out as we get into full production.

        In the other bucket is our petroleum service business where we have—part of the reason that cash actually increased this year end, was collections of receivables in that business. And as we obtain new orders, we expect to have to reinvest some of that working capital back into the new orders that are done. They usually come in fairly large increments. As you will recall we recorded on a percentage of completion basis and then we put on our balance sheet to reflect that cost in excess of billings which means until we ship them we don't get the money. So that is a tie-up of working capital and that is the two big drivers in that.

Bill Dezellum—Davidson Investment Advisors—Analyst

        In essence, this is an indication also that you expect some positive contract awards or sales levels in the petroleum service and in essence having $35 or $40 oil and $5.00 gas actually beginning to show through in your results?

John Simmons—Stewart & Stevenson Services—CFO

        I will say it slightly different. We are certainly pursuing actively additional contracts in that segment. As Max and I alluded to in our comments, we need additional work. The backlog is down. We need additional margin contracts to sustain that business and so we certainly anticipate it. It's not necessarily an indication of any specific contract awards at this time.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Understood, but however if you did not anticipate that sales would increase in petroleum service the discussion here about extra cash being required for that business would not even be taking place?

John Simmons—Stewart & Stevenson Services—CFO

        I don't mean to be too specific with you, but not necessarily. Max said a minute ago that sales are going to be flat in that segment, down somewhat in petroleum, offset in utilities. I guess what I'm saying Bill, is even on continued growth or the same level sales, the timing of the commercial terms will drive this need for cash.

Bill Dezellum—Davidson Investment Advisors—Analyst

        That is helpful, thank you.

Operator

        (OPERATOR INSTRUCTIONS). Robert Longnecker (ph) at Barrington Capital.

Robert Longnecker—Barrington Capital—Analyst

        Could you provide some more detail on the TVS margin this quarter? I think that is one of the lowest margins you guys have had in the last couple of years.

Max Lukens—Stewart & Stevenson Services—President & CEO

        You're talking about the fourth quarter?

Robert Longnecker—Barrington Capital—Analyst

        Yes.

John Simmons—Stewart & Stevenson Services—CFO

        If you look at it on the same relative revenue, almost identical. We had about $3.5 million of lower margins and that's really broken down into two buckets. We always are subject to mix on deliveries of trucks between the variations we sell which are numerous, approaching 15 different variations, also depending on the pricing of the units, whether they are a base level, option level or how they are priced out to the military. We had about $1 million of that 3.5 associated with simply the price level and variation of the trucks that were delivered quarter over quarter.

        As our exhibit showed we had relatively the same number of the units delivered. The second piece was, we did put about a $2.5 million—incur rather, a $2.5 million charge in the fourth quarter to recognize some future warranty and other costs coming forward, not indicative of any specific or unusual problem, just to make sure that we were adequately provided as good GAAP would require on our future warranty reserves. That is really—that is the big items that drove the change.

Robert Longnecker—Barrington Capital—Analyst

        If I understood—I just want to make sure I understand what you are talking about with the 40 or 50 million and that transition of the contract period. Does that mean that the run rate you are showing of the current contract right now, that the business is not profitable on those levels for that first quarter of new contract?

John Simmons—Stewart & Stevenson Services—CFO

        You mentioned the 20 to 30. Are you referring to cash or the sales level we're showing in the fourth quarter?

Robert Longnecker—Barrington Capital—Analyst

        You're talking about the cash requirements in the second half of this year for TVS, you're talking about the 40 or 50 million that was addressed in an earlier call?

John Simmons—Stewart & Stevenson Services—CFO

        No, it does not mean that.

Robert Longnecker—Barrington Capital—Analyst

        Can you give me more detail on where that money is going then? I guess I didn't understand it properly then.

Max Lukens—Stewart & Stevenson Services—President & CEO

        Let's revisit it. Partly what happens on the U.S. contract and I'll let John follow up with this, we receive our money in advance from the Army on these contracts and that represents that preferred credit you see on the balance sheet. So the liability for the unsatisfied obligation (indiscernible) on the balance sheet. As one contract dispenses and finalizes out eventually that number comes to zero as you used your cash on the balance sheet to satisfy that contract. As you enter on with a new contract and get money in advance at slightly lower levels and volumes, you kind of have (indiscernible) there going in four or five months where one contract goes down, one contract goes up. It really has a lot to do with the way the government funds those contracts. John, any further amplification?

John Simmons—Stewart & Stevenson Services—CFO

        No, I think that is fine. If you look at our balance sheet, the way that manifests itself as I alluded to a minute ago is in our petroleum business we often incur costs in front of being able to collect. That is a timing difference that shows up in our assets as costs in excess of accrued profits. In the military business, as Max just mentioned, we are able through the terms of the contract to receive cash sometimes in excess of our actual cost which therefore shows up in the liability section of the balance sheet under billings in excess and incurred costs. These are all cash timing differences around the funding and are driven in part by the accounting methodologies we use to record the revenue on both of these contracts. It's really a cash timing issue.

Operator

        George Gaspar of Robert W. Beard.

George Gaspar—Robert W. Baird—Analyst

        John again, I just pursue this TVS thing. Did you indicate 2.5 million additional (indiscernible) for warranty?

John Simmons—Stewart & Stevenson Services—CFO

        Warranty and other reserves, yes sir.

George Gaspar—Robert W. Baird—Analyst

        Going forward, beginning first-quarter here. Will that kind of charge disappear—or not charge, but cost disappear? Can we assume then that the margin here is going to be back in the 14 to 15 percent range on the higher volume? Your volumes are going to be a lot higher. I know Max talked about the volume in the fourth quarter specifically, but your volumes in the first half, three-quarters, are going to be higher than what you previously indicated.

John Simmons—Stewart & Stevenson Services—CFO

        That is essentially correct, George. In my comments a second ago I think I did mention we anticipate mid-teens on the remaining current contract production. The 2.5 million was certainly to true-up, and as I said under good GAAP make sure that our reserves for warranty going forward were adequate. It does not necessarily indicate that it will continue going forward.

Operator

        Bill Dezellum of Davidson Investment Advisors.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Thank you. I had a couple of additional questions. First of all relative to TVS, there was reference in the call to the baseload of the new contract being lower than the baseload of the existing contract. Would you walk us through what some of those levels are, and equally importantly, the implications to us from a financial perspective, please?

John Simmons—Stewart & Stevenson Services—CFO

        I will make a stab at that. When we announced that contract back in April and Max mentioned it again a minute ago, we called out a contract in the range of $2 billion with 11,000 units, trucks and trailers, of base level volume and an additional 12,000 of option level deliveries. You have a contract over five years that you have almost equal parts of base deliveries and option deliveries. What we have called out in today's release is what we understand as of that point in time, meaning the last information we have which changes every day, every week, the base level deliveries only that the Army is scheduling with us in the fourth quarter.

        So it's only base level. It's subject to continuing change, and beyond that, until the Army clarifies whether or not they will call in any options and for that matter firm up additional deliveries it is really difficult to predict for that reason. Beyond that, as Max elaborated, when you look at the segment in total we have so many opportunities and things we are pursuing and factors that can affect our segment margins in total.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Therefore, the commentary relative to that lower baseload is really specific to the fourth quarter of this new fiscal year as opposed to a long-term five-year type comment?

John Simmons—Stewart & Stevenson Services—CFO

        (technical difficulty) specific to the fourth quarter. Beyond that we really weren't addressing the comment other than again to clarify, until we get a better profile, the base and option load it's very difficult to predict. I would expect as we get further in the year and that becomes more clear we will be prepared to comment about it.

Operator

        George Gaspar of Robert W. Baird.

George Gaspar—Robert W. Baird—Analyst

        I hope we can continue to pursue here and if I get knocked off I want to ask again as long as we have this call going, I think it's very important for management to be able to relate to analysts what is going on here. I got a question here regarding the (indiscernible) equipment area. You indicate that the revenue stream is going to be flat. Now do you mean flat with the total for this year? Is that what we are to assume?

Max Lukens—Stewart & Stevenson Services—President & CEO

        Yes, we have projected a flat year. As you know we had several fairly decent sized international orders last year that kind of got grouped into the last half of the year, don't necessarily expect them to repeat. And for our planning purposes at least, have planned flat so we can plan our costs and our capital accordingly.

George Gaspar—Robert W. Baird—Analyst

        Okay. What kind of a shift back might you be looking at? You talked about the utility side picking up and maybe some up your potential pumping service business sliding. Is that what you were trying to say to us?

Max Lukens—Stewart & Stevenson Services—President & CEO

        There is a potential that on the sales of truck and related equipment, that could slide or weaken a little bit, be offset by increases in the seismic vehicles, potentially increases in the snow blower and (indiscernible) business. When you put those all together, at least our presumption is it will be flat.

George Gaspar—Robert W. Baird—Analyst

        I have other questions but I'll stand aside.

Max Lukens—Stewart & Stevenson Services—President & CEO

        Go ahead and ask one or two now. I don't want to cut you off.

George Gaspar—Robert W. Baird—Analyst

        On this comment, Max, that you made on the TVS, the historical indicating that your margins have been very positive relative to industry perspective and we do recognize that. Is there any way of getting a sense that we're not talking about the margin here sliding all the way to 50 percent of what it was in the 15 to 16 percent range, are we, on the new contract?

Max Lukens—Stewart & Stevenson Services—President & CEO

        As I said in the call we are not going to comment specifically on margins. If you would look at several of the well-known competitors in the defense industry, we obviously in the last couple of years in that TVS contract as we got that project humming had far superior margins in relation to what industry averages generally are. We're suggesting to you that we won't be able to repeat at that same level. We have said consistently all along that the margins in this contract will be lower than in the former contract.

George Gaspar—Robert W. Baird—Analyst

        Are you going to be prepared to say something, assuming there is a release of this UK award in the month of April, could we expect that the company could give us some guidance after that? Win or lose that contract, could we expect some guidance?

Max Lukens—Stewart & Stevenson Services—President & CEO

        As events unfold during the year we will give you guidance to the prospects for the segment. As we have tried to indicate, we have a whole lot in the hopper here in terms of active bid proposals all over the world. There are a lot of things that could impact the year's performance in terms of incremental revenue possibilities. The Army actually has options they could trigger during the year.

        In the backlog schedule we've only put in kind of written commitments. The one thing you have to be careful on the backlog schedule, those are known PO's that we had at the beginning of the year. We are very fortunate to have a backlog and one that's defined out that far and with that degree of strength. But that backlog did potentially improve with new orders as the year went forward.

George Gaspar—Robert W. Baird—Analyst

        Then I have a question about your manufacturing operations at TVS. Over a period of the last couple of years there's been an investment made in parts manufacturing for TVS—or for FMTV. Can you give us a little color as to how that has progressed and is that a profitable venture? Is it better than a break even for you relative to what you can buy on the outside? What might you be looking at going forward in terms of that type of activity?

Max Lukens—Stewart & Stevenson Services—President & CEO

        Let me give you some initial input and John can flush it out a little bit for you. The fab shop, I think is what you are talking about, our TVS operation, it is a state-of-the-art facility that we're actually in the process of adding to currently, that creates many of the parts that we use in the FMTV truck. It is also probably going to do a few parts for some of our other divisions.

        We have determined that with our people and the equipment we have, we obviously already had the floor space, that we can get some of the base ingredients for the truck at a much lower price particularly when you factor in volumes of potential upcoming contracts. It was a make or buy decision. Obviously we had a return on capital focus in this business and we decided it was a better return on capital to control that in-house and get it ourselves rather than buy it out. John, anything else you want to add to that?

John Simmons—Stewart & Stevenson Services—CFO

        No, I just reiterate that we would suggest at this point in time that the assumptions around the fab shop operation, as Max alluded to, are being validated at this point in time. We think it's going to be a way to reduce some costs as we contemplated when we did the contract.

George Gaspar—Robert W. Baird—Analyst

        Can you give us some guidance on what (indiscernible) your TVS revenue stream, for example, the 117 million in the fourth quarter? What would have been service revenues and maybe (indiscernible). Can you give us some guidance on that or maybe even on an annualized basis?

John Simmons—Stewart & Stevenson Services—CFO

        I can, George, the service business on a year-to-year basis, we sort of put service and parts in the same bucket, and they have been fairly consistent on a full year basis, year over year at about $45 million. That is subject to a lot of variation because they come in specific sort of buckets and orders and engineering changes and things like that. It turns out they have been fairly consistent at that level.

George Gaspar—Robert W. Baird—Analyst

        Just to Max, Max has got a great background in oil and service and I hope that can help rally up that petroleum engineering equipment group going forward because it is still a very good product line.

Max Lukens—Stewart & Stevenson Services—President & CEO

        It is a very good product line and I have just recently put Mark Whitman over there who had a long and distinguished career at Baker Hughes and other places, who has a really good familiarity with that service business.

George Gaspar—Robert W. Baird—Analyst

        Thank you.

Operator

        Hardin Desaya (ph) of DePrince, Race & Zollo.

Hardin Desaya—DePrince, Race & Zollo—Analyst

        This is a question about the unit delivery break out in the press release. You gave some color to the fourth quarter of "04 being a base only. I wonder if you could kind of give us the same breakdown of historical results? How much was base, how much was option?

John Simmons—Stewart & Stevenson Services—CFO

        It's difficult in this sense because the contracts are structured differently. In the current contract it's a series of program years with base and options that are roughly equivalent and exercisable in each period. In the other contract it was more of a total volume approach. I don't have the historical percentage of how much was exercised in the past but again, I would suggest that since structure has changed so much in that matter that it really doesn't necessarily indicate what their future option levels will be.

Hardin Desaya—DePrince, Race & Zollo—Analyst

        That's helpful, thanks.

John Simmons—Stewart & Stevenson Services—CFO

        We have time for perhaps one more question, if there is one.

Operator

        Bill Dezellum of Davidson Investment Advisors.

Bill Dezellum—Davidson Investment Advisors—Analyst

        My final question, if it's all right with you will actually be a few questions as George had done.

Max Lukens—Stewart & Stevenson Services—President & CEO

        That will be fine.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Let's circle back to a point that you were discussing with him relative to the fab shop and the margin associated there, where you actually can make the parts less expensively than purchasing the parts. I was hoping you could give us some perspective relative to the new contract and the margins associated with that new contract. You did the bidding, was that assuming that you were buying those parts and therefore there's incremental margins that is to your benefit, or did the margins that you bid the contract at assume the lower pricing or cost, I should say, relative to your own internal manufacture?

John Simmons—Stewart & Stevenson Services—CFO

        I don't think we're going to be able to get to the specificity of the answer that you're looking for. I will say this, we have put a capital investment in the fab shop that is probably now approaching $15 million. When we did the proposal on the new contract we assumed obviously a cost structure and that cost structure did include earning, if you will, against that $15 million investment. As we said earlier, we think we are at least in the early stages of validating that premise and will be able to realize the benefit. As far as, I say, the specificity of what percentage or how much, (a) I don't think we are really prepared to comment on that and (b) we don't have the specifics here today.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Maybe I was trying to understand, how is the military in their awarding of contracts, how they viewed that aspect and whether that was incremental that Stewart and Stevenson and shareholders could receive or whether that from the military's perspective needed to flow through to down from a lower price perspective. Maybe I could ask the question more that way.

Max Lukens—Stewart & Stevenson Services—President & CEO

        The military competitively bid with Rebuy. So the price over the length of the contract and the life cycle cost of the vehicle and the safety of the vehicle for the American soldier was very important. They evaluated all of those subjects and in the end they went and picked the best price, the best vehicle and whatever. You have to realize that bid was awarded last April or March sometime and it was worked on well before that. Whenever we submitted to bid it was the best cost and the best profit that we had view of toward the time.

        Once we won the bid and we knew we had several quarters to work on this thing, we had worked very hard to improve any processes. We worked very hard to better our cost because we get to keep any savings that we get out of it. It is very like the initial contracts that we had in the previous seven or eight years in the Army contract. They kind of started out low and then as we became more productive and efficient we did better and better along with it.

        Obviously we know a lot more about building a truck than we once did, but we get to retain any cost savings, anything we can bid out, anyway we can do it as we go forward. So we have been working very hard in the interim, even though we had to pay for the contracts on a competitive basis. We are really trying to hone the costs and make sure the returns—you have to remember also in this business, it is—because the business normally has negative capital associated with it because we get our money in advance from the government. On a return on capital basis it is always very favorable.

Bill Dezellum—Davidson Investment Advisors—Analyst

        That is helpful. Let us shift entirely over to the Power Products segment. Given what we have now seen as a few quarters of stronger GDP and even more recently, a number of signs that industrial production—you name it, things are picking up. Shouldn't we either have seen or very, very shortly be seeing some sales increases in the Power Products business?

Max Lukens—Stewart & Stevenson Services—President & CEO

        I think a lot of the underlying economic drivers are just as you would suggest, particularly on engine sales and truck shipments and a lot of the things you look at. At least our OEMs are indicating that to us. Obviously there's a little bit of a timing affect by the time it gets down to us for sales of engines, replacements, repairs and that kind of thing. I would say that direction economically ought to go up. When and if it does, certainly the industry and we should benefit from that.

        For my purposes, just to make sure we are on the right path to improving our returns in that business, I have been very conservative in allowing revenue growth to take our focus off of cost reduction and capital reduction. If you allow revenues in your own internal planning to be inflated you sometimes don't get the cost out of the system that you want and working capital creeps back up and everything else. We have tried to be conservative in our revenue planning. I think it should be better than next year. You should start seeing improvements in our Power Products results in the next quarter or two like I had mentioned in my preamble remarks.

Bill Dezellum—Davidson Investment Advisors—Analyst

        Have we, relative to Power Products—the fact that you do have a fair amount of exposure to the oil patch in that arena or that segment, have you seen oil patch activity beginning to positively impact the Power Products segment at this point?

Max Lukens—Stewart & Stevenson Services—President & CEO

        I wouldn't say that we have seen it in a very strong way. We obviously have a lot of key energy customers who are assessing that marketplace and their capital expenditure plans for the year. I haven't actually seen it move up greatly yet. I'll take one more question.

Bill Dezellum—Davidson Investment Advisors—Analyst

        We are done.

Operator

        I will turn it back to you for closing comments.

Max Lukens—Stewart & Stevenson Services—President & CEO

        Thank you for joining us on today's call. I just want to leave you with one thought. I am personally committed to improving shareholder value for this company and will take the necessary steps to make this happen. It will be a multi-quarter journey. I believe in the prospects of this company. I believe in the people and the markets we serve. I believe we can get to an acceptable period of return and I am committed to doing that. Goodbye. Thanks for joining us for the call and have a nice day.

Operator

        Thank you for your participation in today's conference. This concludes the program. You may now disconnect. Have a good day.